UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2005

Tercica, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50461	26-0042539
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

651 Gateway Boulevard

Suite 950

South San Francisco, CA 94080

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 624-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 3, 2004, Tercica, Inc. (“Tercica”) entered into an offer letter agreement (the “Agreement”) with Thorsten von Stein, M.D., PhD, Tercica’s Chief Medical Officer and Senior Vice President, Clinical and Regulatory Affairs. The following description of the Agreement is a summary of the material terms of the Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Agreement which will be filed as an exhibit to Tercica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Pursuant to the terms of the Agreement, Dr. von Stein will receive a base salary of $255,000, which will be reviewed annually, and will be eligible for a discretionary performance bonus of up to 30% of his base salary. Pursuant to the Agreement, it will be recommended to Tercica’s board of directors that Dr. von Stein be granted a stock option to purchase 110,000 shares of Tercica’s common stock.

In the event Dr. von Stein is terminated without Cause (as defined in the Agreement) and not within 12 months after a Change of Control (as defined in the Agreement), Dr. von Stein will, subject to certain conditions, be entitled to receive a severance payment equal to six months of his base salary in effect at the time of termination. In the event Dr. von Stein is terminated without Cause or Dr. von Stein resigns from Tercica for Good Reason (as defined in the Agreement), in either case within 12 months after a Change of Control, Dr. von Stein will, subject to certain conditions, be entitled to receive a severance payment equal to six months of his base salary in effect at the time of termination, and 50% of the unvested portion of the outstanding stock options held by Dr. von Stein as of the date of his termination will become vested and exercisable as of that date.

Item 8.01. Other Events.

On January 10, 2005, Tercica issued a press release entitled “Tercica Provides NDA Update; Appoints Chief Medical Officer.” A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
Exhibit 99.1	Press Release entitled “Tercica Provides NDA Update; Appoints Chief Medical Officer,” dated January 10, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERCICA, INC.

Dated: January 10, 2005	By:	/s/ STEPHEN N. ROSENFIELD
Stephen N. Rosenfield
Senior Vice President of Legal Affairs

INDEX TO EXHIBITS

Exhibit Number	Description
Exhibit 99.1	Press Release entitled “Tercica Provides NDA Update; Appoints Chief Medical Officer,” dated January 10, 2005.